Exhibit 99.1

Gevo Reports First Quarter 2018 Financial Results

- Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 MDT -

●     Reports net loss per share of ($0.11) for the quarter

●     Reports non-GAAP adjusted net loss per share1 of ($0.26) for the quarter

●     Ended the quarter with cash and cash equivalents of $7.0 million

●     Reports revenue of $8.2 million for the quarter

●     Reports loss from operations of $5.0 million for the quarter

●     Reports non-GAAP cash EBITDA loss2 of $3.3 million for the quarter

ENGLEWOOD, Colo. – May 10, 2018 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended March 31, 2018.

Commenting on Gevo’s most recently completed quarter, Patrick R. Gruber, Gevo’s Chief Executive Officer, said “In the first quarter of 2018 we continued the drive to achieve our commercial objectives and worked to extend our runway. We see a pathway to making Gevo profitable by addressing low carbon fuels. We intend to do it first with ethanol by improving our production facility in Luverne which will also benefit isobutanol production. We can see a path to profitability without building a large isobutanol and hydrocarbons plant. We have not abandoned our long-term goal of building large scale plants, but they take time to build out and generate cash. We think that we can get to cash positive sooner rather than later, independent of building out a large isobutanol plant. We expect to describe in more detail what this plan looks like in the relatively near further. Our plan to drive down cost across the entire company has been working and the numbers in our financials reflect our efforts.”

Dr. Gruber continued, “To be clear, we are continuing to gain commercial traction with isobutanol, isooctane, and jet fuel. We expect that in the relatively near future we will be able to finalize one or more of these contracts. We recently have been reviewing the market opportunities for our products, including the costs to produce our ethanol, isobutanol, isooctane, and jet fuel, and potential selling prices for these products. We are pleased with the results and see enormous commercial potential. We are one of the few biofuel producers that have real data and operating experience gained from a commercial production facility. This data and experience are competitive advantages for us as we discuss offtake arrangements with potential customers and strategic partners. Tim Cesarek, Gevo’s recently hired Chief Commercial Officer, has hit the ground running and is having discussions with several potential customers and strategic partners.”

Key highlights for the quarter and key subsequent events included:

●

Gevo continued to benefit from the results of its ongoing efforts to reduce its overall cash burn which contributed to the decline in loss from operations of $2.2 million in the first quarter of 2018 compared to the same period in 2017.

●	Sales for our products increased by 47% in the first quarter of 2018 compared to the same period in 2017, primarily due to increased production of ethanol and distiller grains.

●

On April 3, 2018, Gevo announced the appointment of Tim Cesarek to the newly created position of Chief Commercial Officer. Mr. Cesarek brings over 20 years of knowledge and experience in strategic and commercial transactions, with 15 years in the field of renewable resource-based fuels and chemicals. In addition to overseeing our commercial development of our fuel and chemical products, Mr. Cesarek is expected to develop opportunities for the Company with strategic customers and partners.

1 Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

2 Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

●

The Environmental Protection Agency (“EPA”) has published a rule allowing for a 16% blend of isobutanol in gasoline for on-road use. The comment period is now closed. The EPA is expected to finalize the approval in the coming months. A 16% isobutanol blend in gasoline would provide the same oxygen content in gasoline as an E10 gasoline and provide the other value-added benefits such as low Reid Vapor Pressure or RVP, higher energy density, high octane, and low water solubility.

●	ASTM International gave final approval for an increase of blend rates for alcohol-to-jet fuel from 30% to 50% in mixtures with conventional petroleum-based jet fuel.

NASDAQ Market Price Compliance

On April 12, 2018, Gevo filed a definitive proxy statement in connection with its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 30, 2018. At the Annual Meeting, stockholders will vote to approve, among other things, a reverse stock split of Gevo’s common stock by a ratio of not less than one-for-two and not more than one-for-twenty, with the exact ratio to be set by Gevo’s Board of Directors (the “Reverse Stock Split”).

The Reverse Stock Split is necessary for Gevo to maintain its listing on the NASDAQ Capital Market, and to provide Gevo with resources and flexibility, with respect to raising capital, sufficient to execute its business plans and strategy, and improve the marketability and liquidity of Gevo’s common stock. In addition, the delisting of Gevo’s common stock from a national securities exchange would constitute a “fundamental change” under the indenture governing Gevo’s 12% convertible senior secured notes due 2020 (the “2020 Notes”), which would give holders the right to require Gevo to repurchase the 2020 Notes. The repurchase of the 2020 Notes as a result of a fundamental change would likely render Gevo insolvent and result in some type of bankruptcy, insolvency, liquidation, or reorganization event for Gevo.

Financial Highlights

Revenues for the first quarter of 2018 were $8.2 million compared with $5.6 million in the same period in 2017. During the first quarter of 2018, revenues derived at the Luverne Facility related to ethanol sales and related products were $8.2 million, an increase of approximately $2.7 million from the same period in 2017. This was primarily a result of increased ethanol production and distiller grain prices in the first quarter of 2018 versus the same period in 2017.

During the first quarter of 2018, hydrocarbon revenues were $0.0 million, $0.1 million lower than the same period in 2017 as a result of timing differences in shipping. Gevo’s hydrocarbon revenues are comprised of sales of ATJ, isooctane and isooctene.

Grant and other revenue was less than $0.1 million for first quarter of 2018, consistent with the same period in 2017.

Cost of goods sold was $10.6 million for the three months ended March 31, 2018, compared with $9.4 million in the same period in 2017, primarily as a result of increased ethanol production. Cost of goods sold included approximately $9.0 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense.

Gross loss was $2.3 million for the three months ended March 31, 2018, versus a $3.8 million gross loss in the same quarter in 2017.

Research and development expense decreased by $0.4 million during the three months ended March 31, 2018, compared with the same period in 2017, due primarily to a reduction in employee-related expenses.

Selling, general and administrative expense decreased by $0.3 million during the three months ended March 31, 2018, compared with the same period in 2017, due primarily to a decline in employee-related expenses.

Loss from operations in the three months ended March 31, 2018 was $5.0 million, compared with a $7.2 million loss from operations in the same period in 2017.

Non-GAAP cash EBITDA loss in the three months ended March 31, 2018 was $3.3 million, compared with a $5.4 million non-GAAP cash EBIDA loss in the same period in 2017.

Interest expense in the three months ended March 31, 2017 was $0.8 million, an increase of $0.1 million as compared to the same period in 2017, due to higher interest rates on the outstanding debt.

During the three months ended March 31, 2018, Gevo incurred a non-cash loss of less than $0.1 million due to the exchange of the remaining $0.5 million of outstanding 2022 Notes. As a result, the 2022 Notes have been fully satisfied.

During the three months ended March 31, 2018, Gevo also incurred a non-cash gain of $2.9 million during the quarter due to the quarterly mark-to-market valuation of the 2020 Notes embedded derivative.

During the three months ended March 31, 2018, the estimated fair value of the derivative warrant liability decreased by $0.5 million, resulting in a non-cash gain from a change in the fair value of derivative warrant liability.

The net loss for the three months ended March 31, 2018 was $2.5 million, compared with a net loss of $5.9 million during the same period in 2017.

The non-GAAP adjusted net loss for the three months ended March 31, 2018 was $5.8 million, compared with a non-GAAP adjusted net loss of $7.9 million during the same period in 2017.

The cash position at March 31, 2018 was $7.0 million and the total principal face value of the outstanding debt was $16.7 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Tim Cesarek, Chief Commercial Officer, Bradford Towne, Chief Accounting Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 46800588. A replay of the call and webcast will be available two hours after the conference call ends on May 10, 2018. To access the replay, please dial 1(888) 843-7419 (inside the US) or 1(630) 652-3042 (outside the US) and reference the access code 46800588#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com .

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to develop markets for its products, the ability of Gevo to become profitable, the ability of Gevo to enter into binding offtake, sales or supply agreements for its products, the ability of Gevo to produce isobutanol or related hydrocarbon products at its Luverne, Minnesota production facility, the ability of Gevo to finance the Luverne Facility Expansion, the ability of Gevo to achieve its 2018 operational and financial targets and milestones, the ability of Gevo to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2017, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss and non-GAAP adjusted net loss per share. On a non-GAAP basis, non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. On a non-GAAP basis, non-GAAP adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives . Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue
Ethanol sales and related products, net	$8,218	$5,494
Hydrocarbon revenue	-	90
Grant and other revenue	25	32
Total revenues	8,243	5,616

Cost of goods sold	10,583	9,408

Gross loss	(2,340)	(3,792)

Operating expenses
Research and development expense	789	1,217
Selling, general and administrative expense	1,870	2,173
Total operating expenses	2,659	3,390

Loss from operations	(4,999)	(7,182)

Other (expense) income
Interest expense	(825)	(714)
(Loss) on exchange of debt	(21)	(964)
(Loss) from change in fair value of the 2017 Notes	-	(339)
Gain from change in fair value of derivative warrant liability	477	3,259
Gain from change in fair value of 2020 Notes embedded derivative	2,858	-
Other income	8	6
Total other expense, net	2,497	1,248

Net loss	$(2,502)	$(5,934)

Net loss per share - basic and diluted	$(0.11)	$(0.51)
Weighted-average number of common shares outstanding - basic and diluted	22,534,727	11,584,595

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	(unaudited)
	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$7,029	$11,553
Accounts receivable	1,288	1,054
Inventories	4,356	4,362
Prepaid expenses and other current assets	633	712
Total current assets	13,306	17,681

Property, plant and equipment, net	68,764	70,369
Deposits and other assets	803	803
Total assets	$82,873	$88,853

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$3,467	$4,011
2020 Notes embedded derivative liability	2,366	5,224
Derivative warrant liability	1,474	1,951
Total current liabilities	7,307	11,186

2020 Notes, net	13,893	13,491
2022 Notes, net	-	515
Other long-term liabilities	117	130
Total liabilities	21,317	25,322

Commitments and Contingencies (see Note 11)

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 22,696,112 and 21,811,059 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively.	227	218
Additional paid-in capital	465,181	464,663
Accumulated deficit	(403,852)	(401,350)
Total stockholders' equity	61,556	63,531
Total liabilities and stockholders' equity	$82,873	$88,853

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Operating Activities
Net loss	$(2,502)	$(5,934)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) from change in fair value of derivative warrant liability	(477)	(3,226)
(Gain) from change in fair value of 2020 Notes embedded derivative	(2,858)	-
Loss from the change in fair value of the 2017 Notes	—	339
Loss on exchange of debt	21	964
(Gain) on extinguishment of warrant liability	—	(33)
Stock-based compensation	98	128
Depreciation and amortization	1,646	1,676
Non-cash interest expense	402	80
Changes in operating assets and liabilities:
Accounts receivable	(234)	(82)
Inventories	7	(720)
Prepaid expenses and other current assets	78	(11)
Accounts payable, accrued expenses, and long-term liabilities	(531)	(1,228)
Net cash used in operating activities	(4,530)	(8,047)

Investing Activities
Acquisitions of property, plant and equipment	(67)	(673)
Net cash used in investing activities	(67)	(673)

Financing Activities
Payments on secured debt	—	(9,616)
Debt and equity offering costs	(164)	(205)
Proceeds from issuance of common stock and common stock warrants	57	11,044
Proceeds from the exercise of warrants	—	2
Net cash (used in)/provided by financing activities	(107)	1,225

Net (decrease) in cash and cash equivalents	(4,524)	(7,495)

Cash, cash equivalents, and restricted cash
Beginning of period	11,553	30,499
End of period	$7,029	$23,004

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
Non-GAAP Cash EBITDA:	2018	2017

Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(2,523)	$(4,117)
Depreciation and amortization	1,562	1,539
Non-cash stock-based compensation	3	3
Non-GAAP cash EBITDA	$(958)	$(2,575)

Gevo, Inc.
Loss from operations	$(2,474)	$(3,065)
Depreciation and amortization	83	137
Non-cash stock-based compensation	95	125
Non-GAAP cash EBITDA	$(2,296)	$(2,803)

Gevo Consolidated
Loss from operations	$(4,999)	$(7,182)
Depreciation and amortization	1,645	1,676
Non-cash stock-based compensation	98	128
Non-GAAP cash EBITDA	$(3,256)	$(5,378)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	$(2,502)	$(5,934)
(Loss) on exchange of debt	(21)	(964)
(Loss) from change in fair value of the 2017 Notes	-	(339)
Gain from change in fair value of derivative warrant liability	477	3,259
Gain from change in fair value of 2020 Notes embedded derivative	2,858	-
Non-GAAP Net Loss	$(5,816)	$(7,890)
Weighted-average number of common shares outstanding - basic and diluted	22,534,727	11,584,595
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.26)	$(0.68)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com